EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 12, 2006 by and among Pro Elite, Inc., a New Jersey corporation, with its principal office at 12100 Wilshire Boulevard, Suite 800, Los Angeles, California 90025 (the “Company”), and Edward G. Hanson (“Employee,” together with the Company, the “Parties”), with reference to the following facts:

WHEREAS, the Company desires to employ the Employee, and Employee desires to be employed by Company pursuant to the terms hereof;

WHEREAS, Employee desires to commit to an agreement with the Company to serve as the Company’s Chief Financial Officer; and

NOW, THEREFORE, the Company and Employee desire to set forth in this Agreement the terms and conditions of the Employee's employment with the Company.

ARTICLE I

EMPLOYMENT; TERM; DUTIES

1.1  Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Employee, and Employee hereby accepts employment to serve as the Company’s Chief Financial Officer.

1.2  Duties. Employee shall perform such duties for the Company as are prescribed by applicable job specifications for the Chief Financial Officer, the Bylaws of the Company, and such other or additional duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”). Employee shall report to the Chief Executive Officer of the Company.

1.2.1  Employee shall use his best efforts and abilities faithfully and diligently to promote the Company’s business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, which includes the Company, Real Sport, Inc., EliteXC Live, Inc., and EliteXC.com, Inc., and other entities the Company may form in the future, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Employee of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Employee may:

(a)  make and manage personal business investments of Employee’s choice without consulting the Board of Directors (the “Board”); and

(b)  serve in any capacity with any non-profit civic, educational or charitable organization without consulting with the Board.

1.3  Covenants of Employee

1.3.1  Reports. Employee shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.3.2  Rules and Regulations. Employee shall obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with his duties hereunder and shall endeavor to improve his ability and knowledge of the Company’s business in an effort to increase the value of his services for the mutual benefit of the Company and the Employee.

1.3.3  Opportunities. Employee shall make all business opportunities of which he becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to himself individually.

1.4  Term. The term of this Employment Agreement shall be the period commencing on December 13, 2006, and ending upon the date of termination of Employee’s employment with the Company (the “Term”).

ARTICLE II

COMPENSATION

2.1  Base Salary. During the Term, for all services rendered by Employee hereunder and all covenants and conditions undertaken by both Parties pursuant to this Agreement, the Company shall pay, and Employee shall accept, as compensation, an annual base salary of $175,000 per year through November 30, 2007[, and the amount determined by the Company thereafter, which shall reflect an increase of no less than 5% per year][Is Hanson guaranteed a 5% increase in his salary in light of the $50k guaranteed bonus?] (“Base Salary”). This Base Salary shall be payable in accordance with the normal payroll practices of the Company.

2.2  Performance and Review. Employee’s performance will be reviewed on no less than an annual basis.

2.3  Bonus. Employee shall receive a bonus of at least $50,000 at the end of each Year, as defined below in Section 2.4. Subject to the minimum bonus, the amount of the Bonus shall be based on the following two factors, each of which shall be given equal weight in determining the bonus amount Employee will receive that Year:

2.3.1  The Company’s performance, based on the performance criteria established by the Company’s Compensation Committee in its sole discretion; and

2.3.2  The Employee’s job performance, based on the performance criteria established by the Company’s Compensation Committee in its sole discretion.

2.4  Options. Employee shall be granted options to acquire 400,000 shares of the Company’s common stock under the Company’s 2006 Stock Compensation Plan. The options will be exercisable at $2.00 per share and options shall vest in equal installments every 90 days from the date of this Agreement for each Year during the Term until all options have been fully vested. A “Year” shall be a 360-day period, commencing on December 1 and ending on November 30 of the following year, with the exception of the first year, which starts on December ___, 2006 and ends on November 30, 2007. The options can only vest upon the conclusion of a 90-day period. In the event this Agreement is terminated pursuant to Section 4.1 of this Agreement, Employee shall not thereafter be able to exercise any options that are not vested.

2.5  Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Employee’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

ARTICLE III

BUSINESS EXPENSES

3.1  Business Expenses. Employee will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his/her duties on behalf of the Company consistent with the Company’s policies and procedures, including prior approval requirements and submission of appropriate supporting documentation.

3.2  Housing Allowance. For the first six (6) months of the Term, Employee shall be entitled to a housing allowance of up to $4,000 per month[, payable in a manner consistent with the Company’s practices and policies therefor.][Does Pro Elite plan on adopting such a policy? Or would you rather have the housing allowance payable at the end of each month?]

ARTICLE IV

TERMINATION OF EMPLOYMENT

4.1  Termination

4.1.1  Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following, subject to Section 4.4:

(a)  November 30, 2010;

(b)  upon the death of Employee (“Death”);

(c)  upon the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability or illness which renders Employee, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement, with or without reasonable accommodation, for either 60 consecutive days or 180 days in any 12-month period (“Disability”);

(d)  upon delivery to Company of written notice of termination by the Employee for Good Reason;

(e)  upon delivery to Employee of written notice of termination by the Company For Cause; or

(f)  November 30, 2007 if Employee does not receive a written notice from the Company by October 31, 2007 of its intention to continue Employee’s employment as Chief Financial Officer for the period beginning on December 1, 2007 until November 30, 2008;

(g)  November 30, 2008 if Employee does not receive a written notice from the Company by October 31, 2008 of its intention to continue Employee’s employment as Chief Financial Officer for the period beginning on December 1, 2008 until November 30, 2009; or

(h)  November 30, 2009 if Employee does not receive a written notice from the Company by October 31, 2009 of its intention to continue Employee’s employment as Chief Financial Officer for the period beginning on December 1, 2009 until November 30, 2010.

4.2  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.2.1  “For Cause” shall mean, in the context of a basis for termination of Employee’s employment with the Company, that:

(a)  Employee is convicted of, or pleas nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved;

(b)  Employee’s willful misconduct in the performance of Employee’s duties hereunder;

(c)  Employee’s gross negligence in the performance of his duties hereunder or willful and repeated failure or refusal to perform such duties as may be delegated to Employee by Company commensurate with his position; or

(d)  Employee is in material breach of any provision of this Agreement, which breach is not cured or corrected within ten (10) days of written notice thereof from the Company.

4.2.2  “Good Reason” giving rise to Employee’s right to terminate this Agreement means if Employee claims that Company has materially breached this Agreement, Employee shall have first provided written notice to Company of any such claimed material breach with exact details of the claimed material breach and Company shall have had thirty (30) days from the date of receipt of such written notice to cure any such breach; if curable, and in the event Company does so cure such breach within said thirty (30) days, such claimed breach shall not constitute good reason or a breach of this Agreement.

4.3  Effect of Termination.If Employee’s employment is terminated by the Company without cause or by the Employee for Good Reason, and provided that Employee executes and delivers to the Company, and does not revoke, a written release (the “Release”) of any and all claims against the Company with respect to all matters arising out of Employee’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, claims under any plans or programs of the Company under which Employee has accrued a benefit, and rights to indemnification under applicable law or agreement), the Company agrees to pay to Employee the Base Salary through the end of that particular Year, provided that Employee receive at least four months’ payment (“Severance”). The Company shall be entitled to defer payment of any amounts under this Section 4 until the expiration of any period during which Employee shall have the right to revoke the Release. Employee shall not be entitled to Severance if Employee’s employment is terminated pursuant to (a), (b), (d), (e), (f), (g), or (h) of Subsection 4.1.1.

4.4  Notwithstanding Section 4.1.1, Employee acknowledges that the Company has the right to terminate Employee’s employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract or tort arising from such termination.

4.5  Employee acknowledges that in the event of termination of his employment for any reason: (a) Employee shall not be entitled to any severance or other compensation from the Company, except as specifically provided in Section 4.3; and (b) Employee shall not be entitled to participate in any employee benefits plans except as provided in such plans or as required by law. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company that provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

ARTICLE V

INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION; NON-
DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1  Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Employee, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company. In that regard, Employee agrees to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that he may make from the beginning of Employee’s employment until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others. Employee further agrees that, during the Term, he will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2  Confidential Information. Employee shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during his employment by Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Employee or his representatives in violation of this Agreement) or that is provided to Employee by a third party without an obligation with Company to maintain the confidentiality of such information. After termination of Employee’s employment with Company, he shall not, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it. Employee shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents. Employee agrees to return to Company promptly upon the expiration or termination of his employment or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in his possession or control. Any loss resulting from a breach of the foregoing obligations by Employee to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Employee of the Confidential Information, or the use of such information by Employee in violation hereof.

5.2.1  Restriction on Use of Confidential/Trade Secret Information. Employee agrees that his use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a)  Non-Disclosure. Employee agrees that he will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to Employee’s job duties to the Company under this Agreement.

(b)  Non-Removal/Surrender. Employee agrees that he will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Employee further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that he shall not thereafter retain any copies of any such materials.

5.2.2  Non-Solicitation of Customers/Prohibition Against Unfair Competition. Employee agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Employee agrees that he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Employee worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

5.3  Non-Solicitation During Employment. Employee shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4  Non-Solicitation of Employees. Employee agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5  Breach of Provisions. If the Employee breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6  Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

5.7  Definition. For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

ARTICLE VI

MISCELLANEOUS

6.1  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Employee may not assign any of his rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

6.2  Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this section 6.2:

If to the Company:	Pro Elite, Inc. 12100 Wilshire Boulevard, Suite 800 Los Angeles, California 90025 Telephone: (310) 806-9420 Facsimile: (310) 806-9426 Attention: Douglas De Luca

If to Employee:	Edward G. Hanson ______________________ ______________________ Telephone: (___) ___________ Facsimile: (___) _____________

6.3  Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

6.4  Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

6.5  Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Employee’s employment, express or implied, other than to the extent expressly provided for herein.

6.6  Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

6.7  Authority. The Parties each represent and warrant that it/he or she has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

6.8  Attorneys’ Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

6.9  Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

6.10  Applicable Law; Choice of Forum. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

6.11  Arbitration.

6.11.1  Scope. To the fullest extent permitted by law, Employee and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Employee and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Employee’s claims arise out of or relate to their actions on behalf of the Company.

6.11.2  Arbitration Procedure. To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in Los Angeles, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

6.12  This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Employee’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

/s/ Edward G. Hanson Edward G. Hanson	Pro Elite, Inc., a New Jersey corporation By:/s/ Douglas DeLuca Douglas DeLuca, Chief Executive Officer